EXHIBIT 99.1

SPECTRUM BRANDS ANNOUNCES MANAGEMENT CHANGES

ATLANTA, June 29, 2007 – (SPC: NYSE) – Spectrum Brands, Inc. today announced a number of senior management changes in the Global Batteries & Personal Care business and at the corporate level as part of a previously announced operational realignment.

“The changes we announced today are designed to streamline, simplify and de-layer the corporate structure and focus management on the operation of our business units,” said Spectrum Brands’ Chief Executive Officer Kent Hussey. “The changes will help us accomplish the goals of the organizational realignment we announced in January of this year, which are to make Spectrum Brands significantly leaner, more focused and more cost-effective as we transform our business model into three autonomous, product-focused business units.”

Andreas Rouve has been appointed Managing Director, Europe, and will assume responsibility for sales, marketing and supply chain for batteries and personal care in that region in addition to his current role as the division’s Senior Vice President and Chief Financial Officer. “Andreas has made tremendous contributions to our organization since he joined VARTA AG in 1989,” Hussey said. “I have the utmost confidence in his leadership abilities and business acumen. Andreas will be a valuable asset to the organization as we work to accelerate our operational improvements and continue to increase profitability.”

Rouve will succeed Rémy Burel, who is stepping down from his position as President, Europe/Rest of World, after seventeen years with the Spectrum Brands and VARTA AG organizations. Hussey said, “We value Rémy’s leadership in our international operations, particularly in the successful integration of our VARTA acquisition in Europe and Latin America and the integration of Remington into the company’s European business. We thank him for his many contributions and wish him every success in his future endeavors.”

In addition to the changes above, Spectrum Brands has eliminated a number of senior management positions as part its operational realignment, including its senior vice president and general counsel, corporate chief information officer, senior vice president of purchasing, vice president of information technology in Europe, vice president of operations finance, and a number of vice president and division vice president positions throughout the organization. In all cases, responsibilities have been absorbed by existing personnel. In combination with other cost-saving measures being implemented as part of the realignment, Spectrum Brands expects these changes will accelerate the company toward its goal of reducing annual operating costs by an amount in excess of $50 million.

Forward Looking Statements

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company’s ability to successfully implement manufacturing, distribution and other cost efficiencies, and various other factors, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

Investor Contact:

Nancy O’Donnell

VP Investor Relations, Spectrum Brands

770-829-6208

Media Contact:

Sard Verbinnen & Co for Spectrum Brands

Victoria Hofstad or Jamie Tully

212-687-8080